Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221309

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated November 13, 2017

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 3, 2017)

$

Citrix Systems, Inc.

    % Senior Notes due 20

We are offering $        million aggregate principal amount of     % Senior Notes due 20     (the “notes”). The notes will bear interest at a rate of     % per annum. We will pay interest on the notes semi-annually in arrears on                and                of each year, beginning on                , 2018. The notes will mature on                , 20    .

We may redeem some or all of the notes at any time or from time to time at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption” in this prospectus supplement. Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” each holder will have the right to require us to repurchase all or any part of that holder’s notes at a price equal to 101% of the aggregate principal amount of the notes to be repurchased plus any accrued and unpaid interest on such notes to, but excluding, the repurchase date.

The notes will be our senior unsecured obligations and will rank equally with all our other existing and future senior unsecured indebtedness, including our outstanding 0.500% Convertible Senior Notes due 2019.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement prior to making a decision to invest in the notes.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us		%	$

(1)	Plus accrued interest, if any, from , 2017, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about                , 2017 only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking S.A.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman Sachs & Co. LLC

Citigroup	Deutsche Bank Securities	J.P. Morgan

The date of this prospectus supplement is                , 2017.

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and other matters relating to us. The second part is the accompanying prospectus dated November 3, 2017, which provides more general information about the securities we may offer from time to time, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus are part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules. In making your investment decision, it is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by us or on our behalf or to which we have referred you. You should also read and consider the information in the documents to which we have referred you under the headings “Where You Can Find Additional Information” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.

We have not, and the underwriters have not, authorized any person to provide you with any information or to make any representation other than as contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by us or on our behalf or to which we have referred you and the information incorporated by reference in such documents. We and the underwriters do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide you. The information appearing or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by us or on our behalf to which we have referred you is accurate only as of the date of this prospectus supplement, the accompanying prospectus or any such free writing prospectus or the date of the document in which incorporated information appears unless otherwise noted in such documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Except where otherwise specified or as the context may otherwise require in this prospectus supplement, references to “we,” “us,” “our” and the “Company” are to Citrix Systems, Inc. and its subsidiaries, and references to “Citrix” are to Citrix Systems, Inc. only. References to “securities” include any security that we might offer under this prospectus supplement and the accompanying prospectus. References to “$” and “dollars” are to United States dollars.

“Citrix” and its logos and other trademarks referred to in this prospectus supplement and the accompanying prospectus belong to us. Solely for convenience, we refer to our trademarks in this prospectus supplement and the accompanying prospectus without the ™ and ® symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by us or on our behalf to which we have referred you and the offering of the notes in certain jurisdictions may be restricted by law. Neither we nor any of the underwriters are making an offer of the notes in any jurisdiction where the offer or sale is not permitted. Persons who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus relating

S-iii

to this offering prepared by us or on our behalf to which we have referred you should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

S-iv

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our operating results and financial condition have varied in the past and could in the future vary significantly depending on a number of factors. From time to time, information provided by us or statements made by our employees contain “forward-looking” information that involves risks and uncertainties. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “targets,” “outlook,” “estimates,” “will,” “should,” “may” or words of similar meaning, but these words are not the exclusive means of identifying forward-looking statements. In particular, statements contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, that are not historical facts, including, but not limited to, statements concerning new products, research and development, offerings of products and services, market positioning and opportunities, headcount, customer demand, distribution and sales channels, our partners and other strategic or technology relationships, financial information and results of operations for future periods, product and price competition, strategy and growth initiatives, seasonal factors, natural disasters, stock-based compensation, licensing and subscription renewal programs, restructuring activities, international operations, investment transactions and valuations of investments and derivative instruments, reinvestment or repatriation of foreign earnings, fluctuations in foreign exchange rates, tax matters, tax rates, the expected benefits of acquisitions, changes in domestic and foreign economic conditions and credit markets, liquidity and debt obligations, changes in accounting rules or guidance, share repurchase activity, litigation and intellectual property matters, constitute forward-looking statements and are made under the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are neither promises nor guarantees. Our actual results of operations and financial condition have varied and could in the future vary materially from those stated in any forward-looking statements. The factors described in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2016, and under similar headings in our subsequent Quarterly Reports on Form 10-Q or any other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this prospectus supplement and the accompanying prospectus or any other documents incorporated by reference in this prospectus supplement and the accompanying prospectus or presented elsewhere by our management from time to time. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

S-v

SUMMARY

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section beginning on page S-7 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including the “Risk Factors” sections in our periodic reports that we file with the SEC. This summary is not complete and does not contain all of the information you should consider before making a decision to invest in the notes.

Our Company

Our mission is to power a world where people, organizations and things are securely connected and accessible. We help customers reimagine the future of work by providing the most comprehensive secure digital workspace that unifies the apps, data and services people need to be productive, and simplifies IT’s ability to adopt and manage complex and hybrid cloud environments.

Through technology leadership in application and desktop virtualization, mobility management, networking and cloud, our products and services mobilize desktops, applications, data and people to help our customers drive value. We drive innovation in the datacenter with our products and services across both physical and software defined networking platforms, while powering some of the world’s largest clouds and giving enterprises the capabilities to combine best-in-class application networking services on a single, consolidated footprint.

We market and license our products and services directly to customers, over the Web, and through systems integrators, in addition to indirectly through value-added resellers, value-added distributors, original equipment manufacturers and service providers.

Recent Developments

On November 3, 2017, we filed a Current Report on Form 8-K (the “Form 8-K”) to reissue our historical consolidated financial statements and other information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 that have been retrospectively revised and recast. Information included in the Form 8-K presents the financial results of our former GoTo business as a discontinued operation for the years ended December 31, 2016, 2015 and 2014. These updates are consistent with the presentation of discontinued operations included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed with the SEC on May 8, 2017, August 4, 2017 and November 2, 2017, respectively, and with rules of the SEC requiring the reissue of prior period financial statements included or incorporated by reference in a registration statement or proxy statement to retrospectively revise and reclass such pre-event financial statements to reflect accounting changes, such as discontinued operations.

As previously disclosed, on January 31, 2017, we completed the spin-off of our GoTo business (the “Spin-off”) and subsequent merger of that business (the “Merger”) with LogMeIn, Inc. (“LogMeIn”) pursuant to the terms of (1) an Agreement and Plan of Merger, dated as of July 26, 2016, by and among Citrix, GetGo, Inc., a wholly-owned subsidiary of Citrix (“GetGo”), LogMeIn and a wholly-owned subsidiary of LogMeIn (“Merger Sub”) and (2) a Separation and Distribution Agreement, dated as of July 26, 2016, by and among Citrix, LogMeIn and GetGo. As a result of the Spin-off, we distributed approximately 26.9 million shares of GetGo common stock to our stockholders of record as of the close of business on January 20, 2017. We delivered the shares of GetGo common stock to our transfer agent, who held such shares for the benefit of our stockholders. Immediately thereafter, Merger Sub was merged with and into GetGo, with GetGo continuing as a wholly owned subsidiary of LogMeIn. As a result of the Merger, each share of GetGo common stock was converted into the right to receive one share of LogMeIn common stock. As a result of the Spin-off, the GoTo business is accounted for as a discontinued operation for all periods presented in the Form 8-K.

Corporate Information

Our principal executive office is located at 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, and our telephone number at that address is (954) 267-3000.

Our website is www.citrix.com. Our SEC filings are available free of charge on our website as soon as reasonably practicable after they are electronically filed or furnished to the SEC. You may access these SEC filings on our website. However, other than any documents expressly incorporated by reference in this prospectus supplement and the accompanying prospectus, the information on, or accessible through, our website or any other website that is referred to in this prospectus supplement and the accompanying prospectus is not part of this prospectus supplement or the accompanying prospectus.

The Offering

A brief description of the material terms of the offering follows. For a more complete description of the notes offered hereby, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. As used in this section, references to “Citrix,” “we,” “our,” “us” and “the Company” are to Citrix Systems, Inc. and not its subsidiaries.

Issuer	Citrix Systems, Inc., a Delaware corporation.

Securities Offered	$ aggregate principal amount of % notes due 20 , which we refer to herein as the notes.

Maturity	The notes will mature on , 20 , unless earlier redeemed or repurchased.

Interest Rate	The notes will bear interest at a rate of % per annum.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on each and , beginning on , 2018.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all our other existing and future senior unsecured indebtedness, including our 0.500% convertible senior notes due 2019 (the “convertible notes due 2019”), and any indebtedness we may incur from time to time under our senior unsecured revolving credit facility (the “credit facility”). The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to the indebtedness of our subsidiaries.

As of September 30, 2017, we had approximately $1.4 billion of consolidated indebtedness and our consolidated subsidiaries had no indebtedness (excluding intercompany obligations).

Optional Redemption	We may redeem the notes, in whole or in part, at any time at redemption prices determined as set forth under the heading “Description of Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” each holder will have the right to require us to repurchase all or any part of that holder’s notes at a price equal to 101% of the aggregate principal amount of the notes to be repurchased plus any accrued and unpaid interest on such notes to, but excluding, the repurchase date.

Certain Covenants	The indenture governing the notes contains covenants limiting our ability and our subsidiaries’ ability to:

•	create certain liens;

•	enter into certain sale and leaseback transactions; and

•	consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

However, each of these covenants is subject to a number of significant exceptions. You should read “Description of Notes—Certain Covenants” in this prospectus supplement and “Description of Debt Securities—Certain Covenants” in the accompanying prospectus for a description of these covenants. Exceptions to these covenants will allow us and our subsidiaries to incur liens with respect to certain of our assets.

Use of Proceeds	We intend to use the net proceeds from this offering for the repurchase of shares of our common stock, which may include repurchases pursuant to one or more accelerated share repurchase transactions. See “Use of Proceeds” in this prospectus supplement.

Denominations	The notes will be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Form of Notes	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, the Euroclear System or Clearstream Banking S.A., as described under “Description of Notes—Book-Entry; Delivery and Form; Global Notes” and “Description of Notes—Euroclear and Clearstream” in this prospectus supplement.

Further Issuances	We may, without the consent of existing holders, create and issue additional notes ranking equally with the notes (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with the notes; provided that if the additional notes are not fungible with the outstanding notes offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers.

No Listing	We do not intend to list the notes on any securities exchange or automated dealer quotation system. The notes will be new securities for which there currently is no public market. See “Risk Factors—Risks Related to the Notes—There may not be an active trading market for the notes” in this prospectus supplement.

U.S. Federal Income Tax Considerations	You should consult your tax advisor with respect to the U.S. federal, state and local and foreign tax consequences of purchasing, owning and disposing of the notes. See “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Trustee	Wilmington Trust, National Association.

Governing Law	State of New York.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement as well as the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes offered hereby.

Summary Selected Consolidated Financial Data

The following tables present our summary selected consolidated financial data. The summary selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 8-K dated November 3, 2017 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 (the “Q3 2017 Form 10-Q”), each of which is incorporated by reference herein. The unaudited consolidated statements of income data for the nine months ended September 30, 2017 and 2016 and the unaudited balance sheets data as of September 30, 2017 are derived from the Q3 2017 Form 10-Q and reflect all adjustments (consisting only of normal recurring accruals unless otherwise indicated) that, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. The results of operations for the nine months ended September 30, 2017 are not necessarily indicative of results to be expected for the current fiscal year or any other period.

	For the Nine Months Ended September 30,		For the Fiscal Year Ended December 31,
	2017	2016	2016	2015	2014
	(In thousands, except per share data)
Consolidated Statements of Income Data(a):
Net revenues	$2,046,829	$2,001,496	$2,736,080	$2,646,154	$2,563,064
Cost of net revenues(b)	317,707	305,173	404,889	474,040	493,706

Gross margin	1,729,122	1,696,323	2,331,191	2,172,114	2,069,358
Operating expenses(c)	1,347,824	1,338,503	1,771,027	1,969,322	1,894,438

Income from operations	381,298	357,820	560,164	202,792	174,920
Interest income	19,045	12,108	16,686	11,675	9,421
Interest expense	(35,286)	(33,605)	(44,949)	(44,153)	(28,332)
Other income (expense), net	3,166	(781)	(4,131)	(5,730)	(7,694)

Income from continuing operations before income taxes	368,223	335,542	527,770	164,584	148,315
Income tax expense (benefit)	62,349	44,262	57,915	(50,549)	(18,904)

Income from continuing operations	305,874	291,280	469,855	215,133	167,219

(Loss) income from discontinued operations	(42,704)	44,982	66,257	104,228	84,504

Net income	$263,170	$336,262	$536,112	$319,361	$251,723

Net income per share from continuing operations - diluted	$1.96	$1.86	$2.99	$1.34	$0.98

Weighted average shares outstanding - diluted	156,384	156,697	157,084	160,362	171,270

	As of September 30, 2017	As of December 31,
		2016	2015
	(In thousands)
Consolidated Balance Sheet Data:
Total assets	$5,499,396	$6,390,227	$5,467,517
Total equity	1,995,611	2,608,727	1,973,446

(a)	The selected financial data for fiscal years ending December 31, 2016, 2015 and 2014 and for the nine-month periods ending September 30, 2017 and 2016 has been adjusted to be presented on a continuing operations basis.
(b)	Cost of net revenues includes amortization and impairment of product related intangible assets of $55.4 million, $127.3 million and $142.2 million, for the fiscal years ending December 31, 2016, 2015 and 2014, respectively, and $43.1 million and $43.2 million, for the nine-month periods ending September 30, 2017 and 2016, respectively.
(c)	Operating expenses includes amortization and impairment of other intangible assets of $15.1 million, $97.5 million, and $41.9 million, for the fiscal years ending December 31, 2016, 2015 and 2014, respectively, and $11.1 million and $11.4 million, for the nine-month periods ending September 30, 2017 and 2016, respectively.

RISK FACTORS

An investment in the notes involves certain risks. In addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors described in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q or any other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, each of which is incorporated by reference herein, and the following discussion of risks before making a decision to invest in the notes. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Notes

The notes are structurally subordinated to the indebtedness of our subsidiaries.

The notes are our obligations exclusively and not the obligations of any of our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the indenture governing the notes will not restrict our subsidiaries from incurring indebtedness. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all indebtedness of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of September 30, 2017, we had approximately $1.4 billion of consolidated indebtedness and our consolidated subsidiaries had no indebtedness (excluding intercompany obligations) to which the notes would have been structurally subordinated.

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with all our other existing and future senior unsecured indebtedness, including, to the extent outstanding, approximately $1.44 billion aggregate principal amount of our convertible notes due 2019. The indenture governing the notes will permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness. If we incur any secured indebtedness, our assets will be subject to prior claims by our secured creditors to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure indebtedness will be available to pay obligations on the notes only after all indebtedness secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors and holders of the convertible notes due 2019 (to the extent then outstanding). If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes and the convertible notes due 2019 (to the extent then outstanding) in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

We have $1.44 billion aggregate principal amount outstanding of convertible notes due 2019 and have an existing $250.0 million credit facility, and may incur other indebtedness in the future, including the notes being offered hereby, all of which may adversely affect our financial condition and future financial results.

We have approximately $1.44 billion aggregate principal amount of convertible notes due 2019 outstanding as of September 30, 2017. As each of the convertible notes due 2019 and the notes offered hereby matures, we will have to expend significant resources to either repay or refinance such notes (or, in the case of the convertible notes due 2019, to pay cash amounts due upon conversion). If we decide to refinance the convertible notes due 2019 or the notes offered hereby, we may be required to do so on different or less favorable terms or we may be unable to refinance such notes at all, either of which may adversely affect our financial condition.

We also have a $250.0 million credit facility. As of September 30, 2017, we had approximately $40.0 million of outstanding borrowings under the credit facility. We may use the proceeds of any future borrowing under the credit facility for general corporate purposes, including acquisitions or expansion of our business. Our existing and future levels of indebtedness may adversely affect our financial condition and financial results by, among other things:

•	increasing our vulnerability to adverse changes in general economic, industry and competitive conditions;

•	requiring the dedication of a greater-than-expected portion of our expected cash from operations to service our indebtedness, thereby reducing the amount of expected cash flow available for general corporate purposes, including capital expenditures and acquisitions; and

•	limiting our flexibility in planning for, or reacting to, changes in our business, competitive conditions and our industry.

We are required to comply with the covenants set forth in the indenture governing the notes offered hereby, the indenture governing the convertible notes due 2019 and the credit facility. Our ability to comply with these covenants may be affected by events beyond our control. If we breach any of the covenants and do not obtain a waiver from the holders of the notes or the convertible notes due 2019 or the lenders under the credit facility, then, subject to applicable cure periods, any outstanding indebtedness may be declared immediately due and payable. In addition, changes by any rating agency to our credit rating may negatively impact the value and liquidity of our securities. Downgrades in our credit ratings could also restrict our ability to obtain additional financing in the future and could affect the terms of any such financing.

We may be unable to generate the cash flow to service our debt obligations, including the notes.

We may not be able to generate sufficient cash flow to enable us to service our indebtedness, including the notes, or to make anticipated capital expenditures. Our ability to pay our expenses and satisfy our debt obligations, refinance our debt obligations and fund planned capital expenditures will depend on our future performance, which will be affected by general economic, financial competitive, legislative, regulatory and other factors beyond our control. Based on current levels of operations, we believe cash flow from operations and available cash will be adequate for the foreseeable future to meet our anticipated requirements for working capital, capital expenditures and scheduled payments of principal and interest on our indebtedness, including the notes. However, if we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt (including the notes) or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or borrow more money on terms acceptable to us, if at all.

The limited covenants in the indenture governing the notes and the terms of the notes will not provide protection against some types of important corporate events and may not protect your investment.

The indenture governing the notes will not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, will not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•	limit our ability to incur unsecured indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase or prepay our securities;

•	restrict our ability to make investments or to repurchase or pay dividends or other distributions or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	restrict our ability to enter into highly leveraged transactions.

In addition, the limitation on liens and limitation on sale and leaseback transactions covenants with respect to property held by us or our restricted subsidiaries contain exceptions that will allow us to create, grant or incur liens or security interests in a number of circumstances.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events, such as certain acquisitions, refinancings or recapitalizations that could substantially and adversely affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Changes in our credit ratings may adversely affect your investment in the notes.

In connection with this offering, we expect to receive credit ratings for the notes by certain credit rating agencies, and we expect that these agencies will routinely evaluate our credit rating in the future. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the notes and increase our corporate borrowing costs.

There may not be an active trading market for the notes.

There is currently no active trading market for the notes. We do not intend to list the notes on any securities exchange or include them in any automated quotation system. We cannot assure you that an active trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Future trading prices of the notes may be less than the price you pay for them and will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the desire of existing holders to trade their positions in the notes;

•	time remaining to the maturity of the notes;

•	the amount of the notes outstanding;

•	the potential redemption of the notes by us pursuant to the terms of the notes; and

•	the level, direction and volatility of market interest rates generally.

An increase in market interest rates could result in a decrease in the market value of the notes.

The condition of the financial markets and prevailing market interest rates have fluctuated in the past and are likely to fluctuate in the future. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in market value. Consequently, if you purchase notes in this offering and market interest rates increase, the market values of those notes may decline. We cannot predict the future level of market interest rates.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the proceeds you receive from any redemption of the notes in a comparable security at an effective interest rate as high as that of the notes redeemed.

The provisions in the indenture governing the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions in the indenture relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the indenture to trigger these provisions, including the requirement that the transactions be accompanied or followed within 60 days by a downgrade in the rating of the notes, following which the notes are no longer rated “investment grade.” Except as described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” the indenture will not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction. Further, the definition of change of control, which is a condition precedent to a change of control repurchase event, includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets to another individual, group or entity may be uncertain.

We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes and may constitute an event of default under our existing or future indebtedness.

We will be required to repurchase the notes at the option of each holder upon the occurrence of a change of control repurchase event as provided in the indenture . However, we may not have sufficient funds to repurchase the notes in cash at the time of any change of control repurchase event. In addition, our ability to repurchase the notes for cash may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. Accordingly, we may not be able to satisfy our obligations to repurchase your notes unless we are able to refinance or obtain consents from the holders of such indebtedness. Our failure to repurchase your notes at your option upon a change of control repurchase event would be an event of default under the indenture and could cause a cross-default or acceleration under certain agreements governing our other indebtedness, including the indenture governing the convertible notes due 2019, which contains similar change of control repurchase provisions, and the credit facility.

The negative covenants in the indenture governing the notes may have a limited effect.

The indenture governing the notes will contain covenants limiting our ability and the ability of our restricted subsidiaries to create certain liens, enter into certain sale and leaseback transactions, and consolidate or merge with, or sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all our assets, taken as a whole, to, another person. However, the covenants limiting liens and sale and leaseback transactions will contain exceptions that will allow us and our restricted subsidiaries to incur liens with respect to certain of our assets. See “Description of Notes—Certain Covenants” in this prospectus supplement and “Description of Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus. In light of these exceptions and other factors described above, the negative covenants in the indenture governing the notes may have a limited effect and may not protect your investment in the notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the notes will be approximately $         million after deducting the underwriting discounts and the estimated offering expenses payable by us. We intend to use such net proceeds for the repurchase of shares of our common stock, which may include repurchases pursuant to one or more accelerated share repurchase transactions.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents, short-term investments, available-for-sale and capitalization as of September 30, 2017:

•	on a historical basis; and

•	on an adjusted basis to give effect to this offering (but not the application of the net proceeds from this offering), after deducting the underwriting discounts and the estimated offering expenses payable by us.

The information set forth below should be read in conjunction with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

	As of September 30, 2017
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$940,869	$

Short-term investments, available-for-sale	$562,893	$

Debt and other long-term liabilities:
Notes offered hereby	—
0.500% Convertible senior notes due 2019	1,376,673
Long-term portion of deferred revenues	505,723
Other liabilities	122,740

Total debt and other long-term liabilities	2,005,136

Total stockholders’ equity	1,995,611

Total capitalization	$4,000,747	$

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement should be read in conjunction with the description of the general terms and provisions of our debt securities under the caption “Description of Debt Securities” beginning on page 11 of the accompanying prospectus.

The notes will be issued as a series of debt securities under an indenture between us and Wilmington Trust, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture, each to be entered into concurrently with the initial issuance of the notes (as so supplemented, the “indenture”). The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all the information that you may find useful. You should read the indenture and the notes, copies of which are available from us upon request. Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to “we,” “us” and “our” in this section of this prospectus supplement are only to Citrix Systems, Inc. and not to any of its subsidiaries.

General

The notes will have the following basic terms:

•	the notes will be our senior unsecured obligations and will rank equally with all our other existing and future senior unsecured indebtedness, including our convertible notes due 2019, and any indebtedness we may incur from time to time under our senior unsecured revolving credit facility (the “credit facility”);

•	the notes will be effectively subordinated in right of payment to all our future secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	the notes will be senior in right of payment to any of our indebtedness that is subordinated to the notes;

•	the notes will be structurally subordinated to all indebtedness of our subsidiaries. As of September 30, 2017, we had approximately $1.4 billion of consolidated indebtedness and our consolidated subsidiaries had no indebtedness (excluding intercompany obligations) to which the notes are structurally subordinated;

•	the notes initially will be limited to $ aggregate principal amount (subject to our right to issue additional notes as described under “—Further Issuances” below);

•	the notes will accrue interest at a rate of % per year;

•	the notes will mature on , 20 , unless redeemed or repurchased prior to such date;

•	interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the date of initial issuance of the notes), payable semi-annually in arrears on and of each year, beginning on , 2018;

•	we may redeem the notes prior to maturity, in whole or in part, as described under “—Optional Redemption” below;

•	we may be required to repurchase the notes in whole or in part at your option in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon a Change of Control Repurchase Event” below;

•	the notes will be issued in registered form in minimum denominations of $2,000 and multiples of $1,000 in excess thereof;

•	the notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), but in certain limited circumstances may be represented by notes in definitive form (see “—Book-Entry; Delivery and Form; Global Notes” below); and

•	the notes will be exchangeable and transferable at the office or agency maintained by us for such purposes (which initially will be the corporate trust office of the trustee).

We do not intend to list the notes on any securities exchange or include the notes in any automated quotation system.

The notes will not be subject to any sinking fund.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), purchase notes in the open market or otherwise, for our account or for the account of one or more of our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their purchase.

Interest

Interest on the notes will be paid to the persons in whose name the notes are registered at the close of business on                  or                 , as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” when used with respect to any note, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $5,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the same location referred to in the preceding paragraph. No service charge will be assessed for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We will not be required to transfer or exchange any note subject to redemption during a period of 15 days before the electronic delivery or mailing of a notice of redemption. We will not be required to register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

The registered holder of a note will be treated as the owner of that note for all purposes.

Subject to applicable escheat laws, all amounts of principal of and premium, if any, and interest on the notes paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us, and the holders of such notes will thereafter look solely to us for payment.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all our other existing and future senior unsecured indebtedness, including the convertible notes due 2019 and any indebtedness we may incur from time to time under the credit facility.

The notes will effectively rank junior to all our future secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally subordinated to all indebtedness of our subsidiaries. We derive a portion of our operating income and cash flow from our subsidiaries. Therefore, our ability to make payments when due to the holders of the notes is, in part, dependent upon the receipt of sufficient funds from our subsidiaries.

In addition, claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors, of our subsidiaries.

As of September 30, 2017, we had approximately $1.4 billion of consolidated indebtedness and our consolidated subsidiaries had no indebtedness (excluding intercompany obligations) to which the notes would have been structurally subordinated. After giving effect to this offering, we would have had approximately $                 million of outstanding consolidated indebtedness as of September 30, 2017.

Optional Redemption

We may redeem the notes at our option at any time in whole or from time to time in part prior to the Par Call Date at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the applicable notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of such notes, plus in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem the notes at our option at any time in whole or from time to time in part on or after the Par Call Date at a redemption price equal to 100% of the aggregate principal amount of the applicable notes being redeemed, plus in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date in accordance with the notes and the indenture.

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus                  basis points.

The following terms are relevant to the determination of the redemption price. We shall be responsible for determining the redemption price, and the trustee shall have no duty to verify any such determination made by us.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed (assuming the notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming the notes matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) if we obtain four or more applicable Reference Treasury Dealer Quotations, the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, (2) if we obtain fewer than four and more than one applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers, as may be appointed from time to time by us; provided, however, that if any Reference Treasury Dealer ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), we will substitute another primary treasury dealer.

“Par Call Date” means                 , 20    , the date that is                 prior to the maturity of the notes.

“Reference Treasury Dealer” means each of Goldman Sachs & Co. LLC and Merrill Lynch, Pierce, Fenner and Smith Incorporated, each of their respective successors, and any other primary treasury dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption calculated as if the maturity date of such note was the applicable Par Call Date; provided, however, that if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the applicable Comparable Treasury Issue. In determining this rate, the Independent Investment Banker will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

In the event that we choose to redeem less than all of the notes, selection of the notes for redemption will be made pro rata or by lot or by such method as the trustee shall deem fair and appropriate (including, in the case of notes represented by global notes, in accordance with DTC’s applicable procedures). No notes of a principal amount of $2,000 or less shall be redeemed in part.

Notice of any redemption will be delivered at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed (with a copy to the trustee). At our written request, the trustee shall give the notice of redemption on our behalf. Notice of redemption may, at our option and discretion, be subject to one or more conditions precedent.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

Purchase of Notes upon a Change of Control Repurchase Event

If a change of control repurchase event occurs, unless we have exercised our right to redeem the notes as described above, each holder of the notes will have the right to require us to repurchase all or any part (equal to $2,000 and multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes to be repurchased plus any accrued and unpaid interest on such notes to, but excluding, the repurchase date. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control or event that may constitute the change of control, we will deliver a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering (the “change of control offer”) to repurchase the notes on the repurchase date specified in the notice at the option of the holders, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (a “change of control notice”). The notice shall, if delivered prior to the date of consummation of the change of control, state that our obligation to repurchase the notes is conditioned on a change of control repurchase event occurring on or prior to the repurchase date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the notes as a result of a change of control repurchase event. To the extent the provisions of any such securities laws or regulations conflict with the “Purchase of Notes upon a Change of Control Repurchase Event” provisions of the indenture, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the “Purchase of Notes upon a Change of Control Repurchase Event” provisions of the indenture by virtue thereof; provided that we otherwise use commercially reasonable efforts to permit holders to exercise their rights and to fulfill our obligations in the time and in the manner specified in these provisions of the indenture to the extent permitted by such securities laws or regulations.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

(1)	accept for payment all the notes or portions of the notes properly tendered pursuant to our change of control notice;

(2)	deposit with the paying agent or tender agent appointed for such purpose an amount equal to the aggregate repurchase price in respect of all the notes or portions of the notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us.

The paying agent or tender agent appointed for such purpose will promptly deliver to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

If holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a change of control offer and we, or any third party making a change of control offer in lieu of us, as described below, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the change of control offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. Restrictions on our ability to incur liens and enter into sale and leaseback transactions are contained in the covenants as described below under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants, the covenant relating to repurchases upon the occurrence of a change of control repurchase event and the covenant described in the accompanying prospectus under “Description of Debt Securities—Merger, Consolidation or Sale of Assets,” however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

We will not be required to make a change of control offer in connection with a change of control repurchase event if a third party makes such an offer in connection with such change of control repurchase event in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

The phrase “all or substantially all,” as used with respect to our assets and the assets of our subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets and the assets of our subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be uncertain.

Furthermore, holders may not be entitled to require us to repurchase their notes in certain circumstances involving a significant change in the composition of our board of directors unless such change otherwise constitutes a change of control repurchase event.

We may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our future debt instruments. Furthermore, a failure to repurchase the notes upon a change of control repurchase event could constitute an event of default under either the credit facility or the indenture governing the convertible notes due 2019. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes and may constitute an event of default under our existing or future indebtedness.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries; (2) the adoption of a plan by our board of directors relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate of the total voting power of our voting shares or other voting shares into which our voting shares are reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that (x) a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act and (y) a transaction will not be deemed to involve a change of control under this clause (3) if (A) we become a direct or indirect wholly-owned subsidiary of a holding company and (B)(i) the direct or indirect holders of the voting shares of such holding company immediately following that transaction are substantially the same as the holders of our voting shares immediately prior to that transaction and each holder holds substantially the same percentage of voting shares of such holding company as such holder held of our shares immediately prior to that transaction or (ii) our voting shares outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the voting stock of such holding company immediately after giving effect to such transaction; or (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting shares or the outstanding voting shares of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where our voting shares outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting shares (measured by voting power) of the surviving person or any direct or indirect parent company of any surviving person immediately after giving effect to such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“Fitch” means Fitch Ratings, Inc. and its successors.

“investment grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or, if applicable, the equivalent investment grade credit rating from any substitute rating agency.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“rating agency” means each of Fitch, Moody’s and S&P; provided that if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available, “rating agency” will include a substitute rating agency appointed by the Company.

“ratings event” means that the notes cease to be rated investment grade by at least two of the three rating agencies on any day during the period (the “trigger period”) commencing on the earlier of (a) the first public notice of the occurrence of a change of control or (b) the public announcement by us of our intention to effect a change of control, and ending 60 days following consummation of such change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible rating downgrade by either of the rating agencies on such 60th day, such extension to last with respect to each such rating agency until the date on which such rating agency considering such possible downgrade either (x) rates the notes below investment grade or (y) publicly announces that it is no longer considering the notes for possible downgrade, provided that no such extension will occur if on such 60th day the notes are rated investment grade by at least one of such rating agencies in question and is not subject to review for possible downgrade by such rating agency). If any of the rating agencies is not providing a rating of the notes on any day during the trigger period for any reason (subject, for the avoidance of doubt, to our right to engage a substitute rating agency as provided in this prospectus supplement), the rating of such rating agency for the notes shall be deemed to have ceased to be investment grade during the trigger period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s, S&P, any two of them or all of them, as the case may be.

“voting shares” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the notes and will vote together as one class on all matters with respect to the notes; provided that if the additional notes are not fungible with the outstanding notes of the applicable series for U.S. federal income tax purposes, the additional notes will have one or more separate CUSIP numbers.

Certain Covenants

Except as set forth below, neither we nor any of our subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation,

•	paying dividends or making distributions on our capital stock or the capital stock of such subsidiaries, or

•	purchasing or redeeming our capital stock or the capital stock of such subsidiaries.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of the notes upon a change of control or other events involving us or any of our subsidiaries that may adversely affect the creditworthiness of the notes, except to the limited extent provided under “—Purchase of Notes upon a Change of Control Repurchase Event” above. Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the notes, except to the limited extent provided under “—Purchase of Notes upon a Change of Control Repurchase Event” above and in the accompanying prospectus under “Description of Debt Securities—Merger, Consolidation or Sale of Assets.”

The indenture will contain the following principal covenants in addition to those set forth in the accompanying prospectus under “Description of Debt Securities—Covenants”:

Limitation on Liens

We will not, and we will not permit any of our restricted subsidiaries to, create or incur any Lien upon any Property of ours or any of our restricted subsidiaries (whether now existing or owned or hereafter created or acquired), in order to secure any indebtedness of ours or any of our restricted subsidiaries unless prior to or at the same time, the notes (together with, at our option, any other indebtedness or guarantees of ours or any of our subsidiaries ranking equally in right of payment with the notes or such guarantee) are equally and ratably secured with or, at our option, prior to, such secured indebtedness, until such time as such indebtedness or guarantees are no longer secured by such Lien or such Property is no longer owned by us or any of our restricted subsidiaries.

The foregoing restriction does not apply to:

(1)	Liens existing with respect to any person at the time such person becomes a direct or indirect subsidiary of ours, provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;

(2)	Liens existing on Property at the time of acquisition thereof or at the time of acquisition by us or any of our subsidiaries of any person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach;

(3)	Liens securing indebtedness of ours or any of our subsidiaries owing to us or any of our subsidiaries;

(4)	Liens existing on the date of the initial issuance of the notes (excluding any additional notes);

(5)	Liens on Property of a person existing at the time such person is merged into or consolidated with us or any of our subsidiaries, at the time such person becomes a subsidiary of ours, or at the time of a sale, lease or other disposition of all or substantially all of the Properties of a person to us or any of our subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(6)	Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7)	Liens created to secure the notes;

(8)	Liens imposed by law or arising by operation of law, such as materialmens’, workmen or repairmen, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 60 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9)	Liens for taxes, assessments or other governmental charges or levies on Property not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10)	Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return of money bonds and other obligations of a like nature;

(11)	pledges or deposits under workmen’s compensation, unemployment insurance, or similar legislation and liens of judgments thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(12)	Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the Property covered thereby in the ordinary course of business and which do not, in our opinion, materially detract from the value of such Properties;

(13)

Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Property subject to such Liens;

(14)	Liens securing indebtedness incurred to finance the construction, acquisition (including acquisition through merger or consolidation), purchase or lease of, or repairs, improvements or additions to, Property (including shares of capital stock), plant or equipment of ours or our restricted subsidiaries; provided, however, that the Lien may not extend to any other Property owned by us or any of our restricted subsidiaries at the time the Lien is incurred (other than Property affixed or appurtenant thereto), and the indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 18 months after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the Property subject to the Lien;

(15)	Liens incurred to secure cash or investment management or custodial services in the ordinary course of business or on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(16)	Liens on the capital stock of a subsidiary that is not a restricted subsidiary;

(17)	Liens securing Hedging Obligations designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;

(18)	Liens securing reimbursement obligations with respect to commercial letters of credit in the ordinary course of business that encumber cash, documents and other Property relating to such letters of credit and proceeds thereof;

(19)	Liens on Property incurred in connection with any transaction permitted under the “––Limitation on Sale and Leaseback Transactions” covenant described below; or

(20)	any extensions, renewals or replacements of any Lien referred to in clauses (1) through (19) without increase of the principal of the indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (19) shall not extend to or cover any Property of ours or any of our subsidiaries, as the case may be, other than the Property specified in such clauses and improvements to such Property.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our restricted subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such indebtedness and the retirement of any indebtedness secured by Liens (other than Liens described in clauses (1) through (20) above) that is being retired substantially concurrently with such incurrence, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (20) above), together with all attributable debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed 15% of our Consolidated Net Tangible Assets. We and our restricted subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our restricted subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, unless:

(1)	such transaction was entered into prior to the date of the initial issuance of the notes (excluding any additional notes);

(2)	such transaction was for the sale and leasing back to us or any of our wholly owned subsidiaries of any Property by us or a restricted subsidiary;

(3)	such transaction involves a lease for not more than three years (or which may be terminated by us or our subsidiaries within a period of not more than three years);

(4)	we would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the second paragraph of the “—Limitation on Liens” covenant described above; or

(5)	we apply or any restricted subsidiary applies an amount equal to the net proceeds from the sale of such Property to the purchase of other Property or assets used or useful in our or its business or to the retirement of indebtedness that is pari passu with the notes (including the notes) within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of pari passu indebtedness, we may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof to us.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our restricted subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions (not including attributable debt permitted under clauses (1) through (5) above), together with all indebtedness outstanding pursuant to the third paragraph of the “—Limitation on Liens” covenant described above, does not exceed 15% of our Consolidated Net Tangible Assets.

Definitions

The indenture will contain the following defined terms:

“attributable debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of the Property (as determined in good faith by our board of directors) subject to such transaction, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such present value shall be the lesser of (i) the present value determined assuming termination upon the first date such lease may be terminated (in which case the present value shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be terminated) and (ii) the present value assuming no such termination.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets less (a) all current liabilities (excluding deferred net revenue) and (b) the value of all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets, all as shown on or reflected in our most recent consolidated balance sheet (including, without duplication, the notes related thereto) prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices.

“indebtedness” means, with respect to any person, indebtedness of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments but not including Non-recourse Obligations), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person (but does not include contingent liabilities which appear only in a footnote to a balance sheet).

“Lien” means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by us or any direct or indirect subsidiaries of ours or (2) the financing of a project involving the development or expansion of our properties or properties of any direct or indirect subsidiaries of ours, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any direct or indirect subsidiary of ours or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“restricted subsidiary” means a subsidiary of ours of which substantially all the property is located, or substantially all the business is conducted, in the United States.

“subsidiary” of any specified person means any corporation, limited liability company, limited partnership, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of that person or a combination thereof.

Events of Default

Each of the following will be an “event of default” under the indenture for the notes:

(1)	default in the payment of any installment of interest on the notes when due and payable, and the continuance of that default for 30 days;

(2)	default in the payment of the principal of, or any premium on, the notes when due and payable (whether at maturity, upon redemption or otherwise);

(3)	a failure by us to repurchase notes tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth above under “—Purchase of Notes upon a Change of Control Repurchase Event”;

(4)	failure to observe or perform any other covenants or agreements in the indenture in respect of the notes, which failure continues for 90 days after written notice to us, requiring us to remedy the same, from the trustee or holders of at least 25% of the outstanding principal amount of the notes then outstanding as provided in the indenture;

(5)	(a) a failure to make any payment at maturity, including any applicable grace period, on any of our indebtedness (other than indebtedness we owe to any of our subsidiaries) outstanding in an amount in excess of $100,000,000 or (b) a default on any of our indebtedness (other than indebtedness we owe to any of our subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured; and

(6)	specified events relating to the bankruptcy, insolvency, reorganization or receivership of us.

Application of Discharge and Defeasance Provisions

The accompanying prospectus contains a section entitled “Description of Debt Securities—Defeasance, Discharge and Termination.” That section describes provisions for the satisfaction and discharge, full defeasance and covenant defeasance of debt securities issued under the indenture. Those provisions will apply to the notes.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes

The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the underwriters, nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Under certain circumstances described in the accompanying prospectus, DTC may exchange the global notes for notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking S.A. (“Clearstream”), or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Exchange of Book-Entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•	DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act; or

•	We notify the trustee in writing that we have elected to cause the issuance of certificated notes under the indenture.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the named, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes, in accordance with DTC’s procedures. In the event that the global notes are exchanged for notes in certificated form, notices to holders of the notes will be sent electronically or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of holders maintained by the registrar.

Regarding the Trustee

Wilmington Trust, National Association is the trustee under the indenture and has also been appointed by us to act as registrar, transfer agent and paying agent for the notes. We and our affiliates maintain various commercial and service relationships with the trustee and its affiliates in the ordinary course of business in addition to those described in the accompanying prospectus. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain U.S. federal income tax considerations relating to the acquisition, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, all as of the date hereof and subject to change, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the notes. The summary generally applies only to investors that purchase notes in the initial offering at their issue price (which is the first price at which a substantial amount of the notes is sold for money to the public not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes as “capital assets” (generally, property held for investment).

This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s circumstances (for example, persons subject to the alternative minimum tax or U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, former citizens or residents of the United States, persons holding notes as part of a hedging, conversion or integrated transaction or straddle, or persons deemed to sell notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of U.S. federal estate and gift tax laws, or the effect of any applicable state, local or foreign tax laws.

As used herein, the term “U.S. Holder” means a beneficial owner of notes that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (a) is subject to the primary supervision of a U.S. court and all substantial decisions of the trust are within the control of one or more U.S. persons or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of notes (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership or any entity treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its independent tax advisor as to its tax consequences.

Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign jurisdictions or under any applicable tax treaty.

U.S. Holders

Payments of Interest

Interest on the notes will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes). It is anticipated that the notes will be issued with less than a de minimis amount (as set forth in the applicable U.S. Treasury regulations) of original issue discount (“OID”) for U.S. federal income tax purposes, and therefore, assuming that is the case, the notes will not be subject to the OID rules of the Code. If, however, the notes are issued with a de minimis amount or more of OID, a U.S. Holder will be required to include OID in income as it accrues under a constant-yield method, in advance of the receipt of the corresponding cash.

We may be required to make payments of additional interest in certain circumstances, as described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event.” In general, when the amount or timing of any additional payments on a debt instrument is contingent, the debt instrument could be subject to special rules that apply to contingent payment debt instruments. We intend, however, to take the position for U.S. federal income tax purposes that the possibility of such payments should not cause the notes to be subject to the special rules applicable to contingent payment debt instruments. This position is based in part on our determination that as of the date of issuance of the notes, the possibility that such additional payments will be made is a “remote” or “incidental” contingency within the meaning of applicable Treasury regulations. Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position to the IRS in the manner that is required by applicable Treasury regulations. If our determination is incorrect, and the notes are determined to be contingent payment debt instruments, such determination will materially affect the timing, amount and character of the income recognized by U.S. Holders. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. Holder generally will recognize capital gain or loss upon a sale, exchange, redemption or other taxable disposition of a note. Any gain or loss will equal the difference between the proceeds received (other than amounts attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the note. The U.S. Holder’s adjusted tax basis in the note will generally equal the amount paid for the note. The portion of any proceeds that is attributable to accrued but unpaid interest will be taxable as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued but unpaid interest in gross income. The gain or loss recognized by the U.S. Holder on a disposition of a note will be long-term capital gain or loss if the holding period for the note exceeds one year at the time of the disposition. Long-term capital gain recognized by certain non-corporate U.S. Holders (including individuals) is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Payments of interest (including payments of accrued interest) and the proceeds of a sale, exchange, redemption or other taxable disposition of a note, made to U.S. Holders (other than exempt recipients) will generally be subject to information reporting, and will be subject to backup withholding (at a rate that is currently 28%) unless the U.S. Holder provides a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of notes will generally be subject to these information reporting and backup withholding rules. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules generally will be allowed as a refund or a credit against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (ii) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include interest and gains from the sale or other disposition of capital assets such as the notes. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the notes.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Backup Withholding and Information Reporting,” and “—Foreign Account Tax Compliance Act,” payments of interest to a Non-U.S. Holder are generally not subject to U.S. federal withholding tax if the Non-U.S. Holder certifies its nonresident status as described below, unless a Non-U.S. Holder:

•	owns, actually or constructively, at least 10% of our voting stock;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes that is directly or indirectly related to us through stock ownership; or

•	is a bank that receives interest on a note acquired in certain transactions entered into in the ordinary course of its trade or business.

This withholding exemption applies only if the Non-U.S. Holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a properly completed IRS Form W-8BEN, Form W-8BEN-E or appropriate substitute or successor form prior to the payment. If a Non-U.S. Holder fails to qualify for the withholding exemption described above, interest on the notes that is not effectively connected with a trade or business of such Non-U.S. Holder conducted in the United States generally will be subject to U.S. federal withholding tax at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty. A Non-U.S. Holder claiming the benefits of a treaty generally would need to establish its entitlement to such benefits by providing IRS Form W-8BEN, Form W-8BEN-E or appropriate substitute or successor form prior to payment.

If interest on the notes is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder and, if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States, the Non-U.S. Holder will not be subject to U.S. federal withholding tax if the Non-U.S. Holder complies with the applicable IRS certification requirements (i.e., by delivering a property executed IRS Form W-8ECI or other form) and generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in essentially the same manner applicable to U.S. Holders, as discussed above. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income also may be subject to the additional branch profits tax, which generally is imposed at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty) on the corporation’s effectively connected earnings and profits, subject to adjustments.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption or other taxable disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “— Payments of Interest” above), unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of sale, exchange, redemption or other taxable disposition and certain other conditions are satisfied; or

•	the gain is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained in the United States by the Non-U.S. Holder).

A Non-U.S. Holder described in the first bullet point above generally will be required to pay U.S. federal income tax at a flat rate of 30% (or a lower applicable treaty rate) on the gain derived from the sale, exchange, redemption, or other taxable disposition of the note (which may be offset by certain capital losses from U.S. sources). A non-U.S. Holder described in the second bullet point above generally will be required to pay U.S. federal income tax on the net gain derived from the sale, exchange, redemption, or other taxable disposition of the notes in the same manner as a U.S. Holder and, if such Non-U.S. Holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on its effectively connected earnings and profits, subject to adjustments.

Backup Withholding and Information Reporting

Payments to Non-U.S. Holders of interest on the notes may be subject to backup withholding unless the Non-U.S. Holder certifies its nonresident status on a properly executed IRS Form W-8BEN, Form W-8BEN-E or appropriate substitute form. Information returns will be filed with the IRS in connection with interest paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest including any tax withheld under the rules described above under “—Payments of Interest.” Payments made to Non-U.S. Holders by a broker upon a sale of notes will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status or otherwise establishes an exemption from such information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules generally will be allowed as a refund or a credit against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on interest income on a debt obligation issued by a U.S. corporation and on the gross proceeds of a sale or other taxable disposition (including a retirement or redemption) of such a debt obligation after December 31, 2018, in each case, if paid to (i) a foreign financial institution (including, in some cases, where the institution is acting as an intermediary), unless such institution enters into an agreement with the U.S. government to withhold certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) a foreign entity that is not a financial institution (including, in some cases, where the entity is acting as an intermediary), unless such entity provides the applicable withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who, directly, indirectly or constructively, owns more than 10% of the entity, in each case, unless an exemption applies. Foreign financial institutions and foreign entities located in jurisdictions that have an intergovernmental agreement with the United States with respect to FATCA may be subject to different rules. Prospective investors should consult with their own tax advisors regarding the implications of FATCA on their investment in the notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Goldman Sachs & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase from us, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite their names below:

Underwriters	Principal amount of notes
Goldman Sachs & Co. LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC

Total	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters, severally and not jointly, are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer part of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of        % of the principal amount of the notes. Any such dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount not to exceed        % of the principal amount of the notes. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives. The underwriters may offer and sell notes through certain of their affiliates.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Underwriting Discounts and Expenses

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering:

Paid by Us
Per note		%
Total	$

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $                .

Stabilization, Short Positions and Penalty Bids

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. The underwriters may also impose a penalty bid. This occurs when a certain underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, from time to time, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us. In particular, affiliates of certain of the underwriters are agents or lenders under our credit agreement, for which these affiliates have been and will be paid customary fees.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade debt and securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise), including the convertible notes due 2019 and the convertible note hedge and warrant transactions we entered into substantially concurrently with the offering of such convertible notes due 2019, and/or persons and entities with relationships with us. If any of the underwriters or their respective affiliates has a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters or their respective affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State no offer of notes may be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

None of this prospectus supplement, the accompanying prospectus and any related free writing prospectus is a prospectus for the purposes of the Prospectus Directive. This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement, the accompanying prospectus and any related free writing prospectus are being distributed only to, and are directed only at, persons (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (ii) who are high net worth companies or other entities falling within Article 49(2)(a) to (d) of the Order or (iii) who are any other persons to whom it may otherwise be lawfully communicated under the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relate is only available to, and will be engaged in with, relevant persons.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”)) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Citrix.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters, including the validity of the notes offered hereby, will be passed upon for us by Sidley Austin LLP, New York, New York. The underwriters have been represented in connection with this offering by Davis Polk & Wardwell LLP, Menlo Park, California.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Citrix Systems, Inc. for the year ended December 31, 2016 (including the schedule appearing therein) appearing in Citrix Systems, Inc.’s Current Report on Form 8-K, and the effectiveness of Citrix Systems, Inc. internal control over financial reporting as of December 31, 2016 appearing in Citrix Systems, Inc.’s Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Citrix Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we file reports and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our results of operations and financial condition, executive officers and directors, principal holders of shares, material interests of such persons in transactions with us and other matters. The reports and other information we file with or furnish to the SEC can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC, including the registration statement to which this prospectus supplement and the accompanying prospectus relate. The address of that website is www.sec.gov.

Our website is www.citrix.com. Our SEC filings are available free of charge on our website as soon as reasonably practicable after they are electronically filed or furnished to the SEC. You may access these SEC filings on our website. However, other than any documents expressly incorporated by reference in this prospectus supplement and the accompanying prospectus, the information on, or accessible through, our website or any other website that is referred to in this prospectus supplement and the accompanying prospectus is not part of this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring to those documents we file with the SEC. Any information incorporated this way is considered to be part of this prospectus supplement and the accompanying prospectus, and any information that we file later with the SEC will automatically update and, in some cases, supersede the information contained or incorporated by reference herein. We hereby “incorporate by reference” the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules).

•	Our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 16, 2017 (including those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2017 that are incorporated by reference into Part III of such Annual Report on Form 10-K), as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2016 filed with the SEC on February 21, 2017;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed with the SEC on May 8, 2017, August 4, 2017 and November 2, 2017, respectively; and

•	Our Current Reports on Form 8-K filed with the SEC on January 6, 2017, January 20, 2017, February 1, 2017, February 6, 2017, June 27, 2017, July 10, 2017, September 20, 2017, September 21, 2017, October 4, 2017 and November 3, 2017 (retrospectively revising and recasting the historical consolidated financial statements and other information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016).

We also incorporate by reference in this prospectus supplement and the accompanying prospectus any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the securities to which this prospectus supplement and the accompanying prospectus relate; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to:

Citrix Systems, Inc.

Investor Relations

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(954) 267-3000

PROSPECTUS

CITRIX SYSTEMS, INC.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

Hybrid Securities Combining Elements of the Foregoing

This prospectus relates to debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units and hybrid securities combining one or more elements of the foregoing that we or, if applicable, a selling securityholder, may offer and sell at any time and from time to time in one or more transactions. This prospectus contains a general description of these securities. The specific terms of the securities will be contained in one or more supplements to this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by one or more prospectus supplements. Prospectus supplements may add, update or change information contained or incorporated by reference in this prospectus. You should carefully read this prospectus and each applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and each applicable prospectus supplement, before you invest in any of the securities to which this prospectus relates.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “CTXS.” On November 2, 2017, the last reported sale price of our common stock on The NASDAQ Global Select Market was $82.36 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus and one or more applicable prospectus supplements will be listed on any exchange, inter-dealer quotation system or over-the-counter market.

The securities to which this prospectus relates may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. For additional information, you should refer to “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any of the securities to which this prospectus relates, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them or us, will be set forth or will be calculable based on information included or incorporated by reference in an applicable prospectus supplement.

Our principal executive office is located at 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, and our telephone number at that address is (954) 267-3000.

Investing in the securities to which this prospectus relates involves risks. See “Risk Factors” included on page 6 of this prospectus and in any applicable prospectus supplement, in addition to the risk factors that are incorporated by reference in this prospectus or any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2017

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we or, if applicable, a selling securityholder, may offer and sell, at any time and from time to time, the securities described in this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement to which it relates. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules require an agreement or document to be filed as an exhibit to the registration statement, you should see that agreement or document for a complete description of these matters. The registration statement can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

You should also carefully read and consider the information included in this prospectus and each applicable prospectus supplement together with the documents we have incorporated by reference in this prospectus or an applicable prospectus supplement. Information incorporated by reference after the date of this prospectus forms a part of this prospectus and may add, update or change information contained in this prospectus or any earlier prospectus supplement. Any such information that is inconsistent with this prospectus or an earlier prospectus supplement shall be deemed to supersede the information in this prospectus or that earlier prospectus supplement.

Except where otherwise specified or as the context may otherwise require in this prospectus, references to “we,” “us,” “our” and the “Company” are to Citrix Systems, Inc. and its subsidiaries, and references to “Citrix” are to Citrix Systems, Inc. only.

“Citrix” and its logos and other trademarks referred to in this prospectus belong to us. Solely for convenience, we refer to our trademarks in this prospectus without the ™ and ® symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

We have not authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus or an applicable prospectus supplement prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the securities to which this prospectus relates in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any document incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document or such other date specified in the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we file reports and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our results of operations and financial condition, executive officers and directors, principal holders of shares, material interests of such persons in transactions with us and other matters. The reports and other information we file with or furnish to the SEC can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC, including the registration statement to which this prospectus relates. The address of that website is www.sec.gov.

Our website is www.citrix.com. Our SEC filings are available free of charge on our website as soon as reasonably practicable after they are electronically filed or furnished to the SEC. You may access these SEC filings on our website. However, other than any documents expressly incorporated by reference in this prospectus or any applicable prospectus supplement, the information on, or accessible through, our website or any other website that is referred to in this prospectus is not part of this prospectus or any applicable prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus, which means that we can disclose important information to you by referring to those documents we file with the SEC. Any information incorporated this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and, in some cases, supersede the information contained or incorporated by reference herein. We hereby “incorporate by reference” the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules).

•	Our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 16, 2017 (including those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2017 that are incorporated by reference into Part III of such Annual Report on Form 10-K), as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2016 filed with the SEC on February 21, 2017;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed with the SEC on May 8, 2017, August 4, 2017 and November 2, 2017, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on January 6, 2017, January 20, 2017, February 1, 2017, February 6, 2017, June 27, 2017, July 10, 2017, September 20, 2017, September 21, 2017, October 4, 2017 and November 3, 2017 (retrospectively revising and recasting the historical consolidated financial statements and other information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016); and

•	The description of our common stock, par value $.001 per share, set forth in our Form 8-A filed with the SEC on October 24, 1995.

We also incorporate by reference in this prospectus any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the securities to which this prospectus relates; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K or in any applicable prospectus supplement.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to:

Citrix Systems, Inc.

Investor Relations

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(954) 267-3000

THE COMPANY

Our mission is to power a world where people, organizations and things are securely connected and accessible. We help customers reimagine the future of work by providing the most comprehensive secure digital workspace that unifies the apps, data and services people need to be productive, and simplifies IT’s ability to adopt and manage complex and hybrid cloud environments.

Through technology leadership in application and desktop virtualization, mobility management, networking and cloud, our products and services mobilize desktops, applications, data and people to help our customers drive value. We drive innovation in the datacenter with our products and services across both physical and software defined networking platforms, while powering some of the world’s largest clouds and giving enterprises the capabilities to combine best-in-class application networking services on a single, consolidated footprint.

We market and license our products and services directly to customers, over the Web, and through systems integrators, in addition to indirectly through value-added resellers, value-added distributors, original equipment manufacturers and service providers.

RISK FACTORS

Investing in securities to which this prospectus relates involves risks. Before deciding to purchase any of the securities to which this prospectus relates, you should carefully consider the discussion of risks and uncertainties under “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and under similar headings in our subsequent Quarterly Reports on Form 10-Q, as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus or in any applicable prospectus supplement. See the section entitled “Where You Can Find More Information” in this prospectus.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

Our operating results and financial condition have varied in the past and could in the future vary significantly depending on a number of factors. From time to time, information provided by us or statements made by our employees contain “forward-looking” information that involves risks and uncertainties. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “targets,” “outlook,” “estimates,” “will,” “should,” “may” or words of similar meaning, but these words are not the exclusive means of identifying forward-looking statements. In particular, statements contained in this prospectus, including the documents incorporated by reference in this prospectus, and any applicable prospectus supplement, that are not historical facts, including, but not limited to, statements concerning new products, research and development, offerings of products and services, market positioning and opportunities, headcount, customer demand, distribution and sales channels, our partners and other strategic or technology relationships, financial information and results of operations for future periods, product and price competition, strategy and growth initiatives, seasonal factors, natural disasters, stock-based compensation, licensing and subscription renewal programs, restructuring activities, international operations, investment transactions and valuations of investments and derivative instruments, reinvestment or repatriation of foreign earnings, fluctuations in foreign exchange rates, tax matters, tax rates, the expected benefits of acquisitions, changes in domestic and foreign economic conditions and credit markets, liquidity and debt obligations, changes in accounting rules or guidance, share repurchase activity, litigation and intellectual property matters, constitute forward-looking statements and are made under the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are neither promises nor guarantees. Our actual results of operations and financial condition have varied and could in the future vary materially from those stated in any forward-looking statements. The factors described in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2016, and under similar headings in our subsequent Quarterly Reports on Form 10-Q or any other documents incorporated by reference in this prospectus or any prospectus supplement, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this prospectus or any other documents incorporated by reference in this prospectus or any prospectus supplement or presented elsewhere by our management from time to time. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

USE OF PROCEEDS

Unless otherwise stated in any applicable prospectus supplement, we will use the net proceeds from the sale of any securities that may be offered hereby for general corporate purposes. General corporate purposes may include, but are not limited to, increasing our liquidity, working capital, reducing or refinancing our indebtedness or the indebtedness of one or more of our subsidiaries, funding our operations, financing acquisitions, repurchases of our common stock and redeeming outstanding securities. Pending such use, any net proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities and/or similar assets as we may determine.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of determining our historical ratios of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes, plus fixed charges. “Fixed charges” consist of (i) interest expense on all indebtedness, including the amortization of debt discount and debt issuance costs and (ii) the portion of rental expense that is representative of the interest factor.

	Nine Months Ended	Year Ended December 31,
	September 30, 2017	2016	2015	2014	2013		2012

Ratio of Earnings to Fixed Charges	8.1x	8.2x	3.2x	3.9x	17.4x	*	19.9x	*

*	Fiscal years ended December 31, 2013 and 2012 have not been adjusted to reflect discontinued operations.

During the periods indicated above, we did not have any outstanding preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred dividends are not separately stated from the ratios of earnings to fixed charges for the periods indicated above.

GENERAL DESCRIPTION OF SECURITIES

We or a selling securityholder may under this prospectus offer debt securities; common stock; preferred stock; depositary shares; warrants to purchase debt securities, common stock or preferred stock; stock purchase contracts; stock purchase units; any combination of the foregoing, either individually or as units consisting of two or more securities; or hybrid securities consisting of a combination of features of any of the foregoing.

The following description of the terms of the securities we or a selling securityholder may offer under this prospectus sets forth some general terms and provisions of these securities. The particular terms of securities offered by us or a selling securityholder under this prospectus and the extent, if any, to which the general terms set forth in this prospectus do not apply to those securities will be described in one or more prospectus supplements. In addition, if we or a selling securityholder offer two or more securities as units, the terms of the units will be described in one or more prospectus supplements. To the extent the information contained in any applicable prospectus supplement differs from the general description set forth in this prospectus, you should rely on the information in that prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities and the related indenture. The debt securities will be issued in one or more series under an indenture, to be entered into between us and Wilmington Trust, National Association, as trustee (as amended and supplemented from time to time, the “indenture”), or any successor trustee, the form of which is attached as an exhibit to the registration statement to which this prospectus relates. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in one or more prospectus supplements and such description will supplement and, to the extent inconsistent with any portion of the description of our debt securities and the indenture contained in this prospectus, supersede the applicable portion of the description contained in this prospectus.

The indenture is subject to any amendments or supplements we may enter into from time to time as permitted under the indenture. We will file any amendments or supplements to the indenture as exhibits to a Current Report on Form 8-K or a post-effective amendment to the registration statement to which this prospectus relates. The statements herein relating to the debt securities and the indenture are summaries and are subject to the detailed provisions of the debt securities and the indenture. The descriptions set forth in this prospectus do not restate the indenture and do not contain all the information you may find useful. We urge you to read the indenture because it, and not the summary set forth in this prospectus or contained in any applicable prospectus supplement, defines your rights as a holder of the debt securities. Whenever we refer to particular sections of or defined terms in the indenture, those sections and definitions are incorporated by reference. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

As used in this description of debt securities, “we,” “our,” “us,” “Citrix” and the “Company” refer solely to Citrix Systems, Inc. and not to any of our subsidiaries.

General

We will describe in one or more prospectus supplements the terms of the series of debt securities that we may offer and the supplemental indenture relating to such series of debt securities. These terms will include the following:

•	the designation and the aggregate principal amount of the debt securities of the series;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, any specific subordination provisions applicable thereto;

•	whether the debt securities will be convertible into or exchangeable for our common stock or other securities and the terms and conditions governing such exchange or conversion;

•	any limit upon the aggregate principal amount of the debt securities of the series which may be issued;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series shall be payable;

•	the rate or rates, or the method of determination thereof, at which the debt securities of the series shall bear interest, the date or dates from which that interest shall accrue, the interest payment dates on which that interest shall be payable and the record dates for the determination of holders to whom interest is payable;

•	if other than U.S. dollars, the currency of the debt securities of the series and the currency in which payments on the debt securities of the series shall be payable;

•	if applicable, the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

•	if applicable, our obligation to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price at which or process by which and the period or periods within which and the terms and conditions upon which debt securities of the series would be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	if other than in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, the denominations in which debt securities of the series shall be issuable;

•	any events of default, if different from the existing events of default under the indenture described in this prospectus, and whether such additional or modified events of default are subject to covenant defeasance;

•	the trustee, if different from the existing trustee under an indenture;

•	any addition to, or modification of, any covenants set forth in the indenture with respect to the debt securities of any series, and whether any such additional or modified covenant is subject to covenant defeasance; and

•	any other terms of the series.

When we use the term “business day,” we mean any calendar day that is not a Saturday, Sunday or a day on which commercial banking institutions are not required to be open for business in The City of New York, New York.

Unless otherwise specified in any applicable prospectus supplement, each series of the debt securities will be issued in the form of one or more fully-registered debt securities registered in the name of the nominee of The Depository Trust Company (“DTC”).

The indenture will not limit the aggregate amount of debt securities that we may issue. We may issue debt securities under the indenture up to the aggregate principal amount authorized by our board of directors from time to time. In addition, the indenture does not limit our ability to incur senior debt, subordinated or secured debt, or our ability, or that of any of our existing or future subsidiaries, to incur other indebtedness and other liabilities or issue preferred stock.

We may, from time to time, without the consent of the holders of debt securities of a particular series, reopen that series of debt securities and issue additional debt securities of that series having the same ranking and the same interest rate, maturity and other terms as the debt securities of that series, except for the public offering price, the issue date and, if applicable, the initial interest payment date and initial interest accrual date. Any such additional debt securities, together with the debt securities of the same series initially offered by this prospectus and any applicable prospectus supplement, will constitute a single series of debt securities under the indenture; provided that if the additional debt securities are not fungible for U.S. federal income tax purposes with the debt securities of the same series initially offered by this prospectus and any applicable prospectus supplement, the additional debt securities will be issued under a separate CUSIP number. No additional debt securities may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which those additional debt securities would be a part.

The trustee will initially be the registrar and paying agent for the debt securities. We will maintain an office in the continental United States where we will pay the principal of, and any premium and interest on, the debt securities and you may present the debt securities for registration of transfer and exchange. We have designated the corporate trust office of the trustee for this purpose.

Ranking

Unless otherwise specified in any applicable prospectus supplement, each series of debt securities will be our direct, unsecured obligations and will rank without preference or priority among themselves and equally in right of payment with all of our existing and future unsecured and unsubordinated obligations, and senior in right of payment to all of our existing and future indebtedness that is expressly subordinated to that series of debt securities. Each series of debt securities that is unsecured will be effectively subordinated in right of payment to all of our secured indebtedness, if any, to the extent of the value of the collateral securing that indebtedness and will be effectively subordinated in right of payment to all existing and future indebtedness of our subsidiaries, which our separate legal entities from us and have no obligation to pay any amounts due pursuant to the debt securities or make funds available for such purpose.

Certain Covenants

Set forth below are summaries of certain covenants in the indenture that apply to us, unless otherwise provided in an applicable prospectus supplement. However, the indenture will not significantly limit our operations. In particular, the indenture will not:

•	limit the amount or frequency of dividends that we can pay;

•	limit the amount of debt securities that we may issue from time to time;

•	limit the number of series of debt securities that we may issue from time to time;

•	limit or otherwise restrict the amount of indebtedness which we or our subsidiaries may incur; or

•	contain any covenant or other provision that is specifically intended to afford any holder of debt securities any protection in the event of highly-leveraged transactions or similar transactions involving us or our subsidiaries.

Consolidation, Merger and Sale of Assets

The indenture will provide that we will not (i) merge or consolidate with any other person or (ii) sell, convey, transfer or otherwise dispose of all or substantially all of our assets to any person (other than a subsidiary), in each case unless:

•	either we are the continuing person or the successor person is a corporation, limited liability company or other entity organized and existing under the laws of the United States of America or any state thereof or the District of Columbia that pursuant to a supplemental indenture to the indenture expressly assumes all of our obligations under the indenture and the debt securities issued and outstanding thereunder; provided that, in the event that the successor person is not a corporation, another person that is a corporation shall expressly assume, as co-obligor with that successor person, all of our obligations under the indenture and the debt securities issued and outstanding thereunder;

•	immediately after that merger or consolidation, or that sale, conveyance, transfer or other disposition, no default or event of default has occurred and is continuing under the indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the merger, consolidation, sale, conveyance, transfer or other disposition and that supplemental indenture (if any) comply with the indenture and, with respect to such opinion of counsel, that such supplemental indendure (if any) is the legal, valid and binding obligation of such successor person.

In the event of any such merger, consolidation, sale, conveyance (other than by way of lease), transfer or other disposition, and upon any such assumption by the successor person or persons, such successor person or persons shall succeed to and be substituted for us, with the same effect as if it or they had been named in the indenture as us and we shall be relieved of any further obligations under the indenture and under the debt securities issued and outstanding thereunder and the predecessor company may be dissolved, wound up and liquidated at any time thereafter.

Reports

Under the indenture, we will be required to file with the trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents, and other reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act. Annual reports, information, documents and other reports that are filed by us with the SEC via the EDGAR system or any successor electronic delivery procedure will be deemed to be filed with the trustee at the time those documents are filed via the EDGAR system or that successor procedure. Delivery of those reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt thereof will not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants in the indenture (as to which the trustee is entitled to officers’ certificates).

Events of Default

Unless otherwise provided in any applicable prospectus supplement, any of the following events will constitute an event of default under the indenture with respect to any series of debt securities:

•	default in the payment of any installment of interest on that series of debt securities when due and payable, and the continuance of that default for 30 days;

•	default in the payment of the principal of, or any premium on, that series of debt securities when due and payable (whether at maturity, upon redemption or otherwise);

•	failure to observe or perform any other covenants or agreements in the indenture in respect of the debt securities of that series, which failure continues for 90 days after written notice to us, requiring us to remedy the same, from the trustee or holders of at least 25% of the outstanding principal amount of that series of debt securities as provided in the indenture;

•	(a) a failure to make any payment at maturity, including any applicable grace period, on any of our indebtedness (other than indebtedness we owe to any of our subsidiaries) outstanding in an amount in excess of $100 million or (b) a default on any of our indebtedness (other than indebtedness we owe to any of our subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured; and

•	specified events relating to the bankruptcy, insolvency, reorganization or receivership of us.

If an event of default arising from specified events of the bankruptcy, insolvency, reorganization or receivership of us occurs with respect to a series of debt securities, the principal amount of all outstanding debt securities of that series will become due and payable immediately, without further action or notice on the part of the holders of the debt securities of that series or the trustee.

If any other event of default with respect to a series of debt securities occurs, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon any such declaration, the principal amount of that series of debt securities will become immediately due and payable.

However, at any time after a declaration declaring the principal amount of a series of debt securities to be due and payable immediately has been made or any series of debt securities shall have otherwise become due and payable, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series of debt securities may, subject to conditions specified in the indenture, rescind and annul that declaration or acceleration and its consequences.

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at your request, order or direction, unless you have offered to the trustee security or indemnity satisfactory to the trustee in its reasonable judgment. Subject to the provisions for the security or indemnification of the trustee and otherwise in accordance with the conditions specified in the indenture, the holders of a majority in principal amount of outstanding debt securities of any series issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of such series.

Notice of Default

The trustee will, within 90 days after a responsible officer of the trustee obtains actual knowledge of the occurrence of a default with respect to a series of debt securities, send to the holders of such debt securities notice of such default relating to such series of debt securities, unless such default has been cured or waived. However, the Trust Indenture Act and the indenture permit the trustee to withhold notices of defaults (except for certain payment defaults) if the trustee in good faith determines that withholding of such notices to be in the interests of the holders.

We will furnish the trustee with an annual certification as to our compliance with the conditions and covenants in the indenture.

Legal Proceedings and Enforcement of Right of Payment

You will not have any right to institute any proceeding under or with respect to the indenture or for any remedy under the indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to the debt securities you hold. In addition, the holders of at least 25% in principal amount of the outstanding debt securities of a series must have made written request, and offered to the trustee such indemnity as it may require in its reasonable judgment, to institute that proceeding as trustee, and, within 90 days following the receipt of that notice, the trustee must not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute right to receive payment of the principal of, and any premium or interest on, the debt securities you hold at the place, time, rates and in the currency expressed in the indenture and the debt securities you hold and to institute a suit for the enforcement of that payment.

Modification of Indenture

We may enter into supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture with respect to one or more series of debt securities issued thereunder with the consent of holders of a majority in aggregate principal amount of the debt securities of all such series affected by such modification or amendment, voting as a single class. However, the consent of each holder affected is required for any amendment to:

•	change the stated maturity of principal of, or any installment of principal of or interest on, any debt security;

•	in the case of any series of subordinated debt securities, modify the subordination provisions of that series of subordinated debt securities in a manner materially adverse to the holders of that series of subordinated debt securities;

•	adversely affect the right of any holder of the debt securities to convert or exchange any debt security into or for our common stock or other securities in accordance with the terms of such security;

•	reduce the rate of or extend the time for payment of interest, if any, on any debt security or alter the manner of calculation of interest payable on any debt security;

•	reduce the principal amount or premium, if any, on any debt security;

•	make the principal of, and any premium or interest on, any debt security payable in a different currency;

•	reduce the percentage in principal amount of any series of debt securities, the holders of which are required to consent to any supplemental indenture or to any waiver of any past default or event of default;

•	change any place of payment where the debt securities or interest thereon is payable;

•	modify the interest rate reset provision of any debt security;

•	impair the right of any holder of the debt securities to receive payment of the principal of, and any premium or interest on, any debt securities on or after the respective due dates for such principal, premium or interest, or to institute suit for the enforcement of any such payment, or reduce the amount of the principal of an original issue discount security that would be due and payable upon an acceleration of the maturity thereof, or adversely affect the right of repayment, if any, at the option of the holder, or extend the time for, or reduce the amount of, any payment to any sinking fund or analogous obligation relating to any debt security; or

•	modify provisions of the indenture relating to waiver of defaults or amendment of the indenture, except to increase the percentage in principal amount of debt securities whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

Notwithstanding the foregoing, holders of the debt securities of any series shall vote as a separate class with respect to modifications or amendments that affect only the debt securities of that series, and the holders of other series of debt securities shall not have any voting rights with respect to those matters as they relate to the debt securities of that series.

In addition, we and the trustee may enter into supplemental indentures without the consent of the holders of the debt securities of any series for one or more of the following purposes:

•	to evidence that another corporation or limited liability company has become our successor and/or to add a co-obligor under the provisions of the indenture relating to mergers, consolidations, sales, conveyances, transfers or other dispositions of assets described under “—Consolidation, Merger and Sale of Assets” in this prospectus, and that the successor or successors assume our covenants, agreements and obligations in the indenture and in the debt securities issued thereunder;

•	to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of the debt securities as our board of directors and the trustee shall consider to be for the protection of the holders of those debt securities, and to make a default in any of these additional covenants, restrictions, conditions or provisions a default or an event of default under the indenture;

•	to establish the forms or terms of debt securities of any series;

•	to cure any ambiguity, to correct or supplement any provisions that may be defective or inconsistent with any other provision or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of the holders of such series of debt securities in any material respect; provided that any amendment made solely to conform the provisions of the indenture to the description of the debt securities contained in this prospectus or any applicable prospectus supplement or other offering document pursuant to which the debt securities were sold will not be deemed to adversely affect the interests of the holders of that series of debt securities;

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indentures under the Trust Indenture Act as then in effect;

•	to provide for the issuance of additional debt securities of any series;

•	to provide for the exchange of any debt securities in global form represented by one or more global certificates for debt securities of the same series issued under the indenture in definitive certificated form in the circumstances permitted by the terms of the indenture and those debt securities, and to make all appropriate changes to the indenture for that purpose;

•	to add to, change or eliminate any of the provisions of the supplemental indentures in respect of one or more series of debt securities; provided that any such addition, change or elimination (i) shall not apply to, or modify the rights of any holder of, any debt security of any series created prior to the execution of such supplemental indentures or (ii) shall become effective only when no debt securities of any series created prior to the execution of such supplemental indentures are outstanding;

•	to add guarantees with respect to any series of debt securities or to secure any series of debt securities; and

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities.

Defeasance of Indenture

We have the right to terminate all of our obligations with respect to a series of debt securities under the covenants described under “—Certain Covenants” in this prospectus and under such other covenants for that series as may be established in the future in accordance with the terms of the indenture and to provide that any event of default expressed to be subject to covenant defeasance under the indenture shall no longer constitute an event of default under the indenture with respect to that series of debt securities, following irrevocably depositing in trust with the trustee, as trust funds solely for the benefit of holders of debt securities of that series, money in an amount sufficient, U.S. government obligations the scheduled payments of principal and interest on which shall be sufficient, or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, without consideration of any reinvestment of interest, to pay principal of, and any premium or interest on, the debt securities of that series to their maturity or redemption, as the case may be, and complying with certain other conditions, including delivery to the trustee of an opinion of counsel, to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, we have the right at any time to terminate all of our obligations under the indenture with respect to any series of debt securities issued thereunder, other than (i) your right to receive, solely from the trust fund described below, payment of the principal of and each installment, if any, of principal of and interest on, the outstanding debt of such series on the stated maturity of such principal or installment of principal or interest due and (ii) certain obligations relating to the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, lost or stolen debt securities, to maintain registrars and paying agents in respect of the debt securities, to pay compensation to, and expenses of, the trustee, and with respect to the resignation or removal of the trustee, following irrevocably depositing in trust with the trustee, as trust funds solely for the benefit of holders of debt securities of that series, money in an amount sufficient, U.S. government obligations the scheduled payments of principal and interest on which shall be sufficient, or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, without consideration of any reinvestment of interest, to pay principal of, and any premium or interest on, the debt securities of such series to their maturity or redemption, as the case may be, and complying with certain other conditions, including delivery to the trustee of a ruling received from the Internal Revenue Service or an opinion of counsel to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which, in the case of an opinion of counsel, is based upon a change in law after the date of the indenture.

Original Issue Discount Securities

Debt securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Important federal income tax consequences and special considerations applicable to those debt securities will be described in an applicable prospectus supplement.

Indexed Securities

If the amount of payments of principal of, and any premium or interest on, debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to those debt securities and that index or formula and securities or commodities will be described in an applicable prospectus supplement.

Foreign Currencies

If the principal of, and any premium or interest on, debt securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to those debt securities and that currency will be described in an applicable prospectus supplement.

Satisfaction and Discharge

The indenture will generally cease to be of any further effect with respect to any series of debt securities issued thereunder, if:

•	either (i) we have delivered to the trustee for cancellation all outstanding debt securities of that series (with certain limited exceptions), or (ii) all of the outstanding debt securities of that series not previously delivered to the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee, and we have deposited with the trustee in trust, funds sufficient to pay at maturity or upon redemption all of the outstanding debt securities of that series; and

•	if, in either case, we also pay or cause to be paid all other sums then payable under the indenture by us.

Subject to applicable law, any monies and U.S. government obligations deposited with the trustee for payment of principal of, and any premium or interest on, the debt securities of any series and not applied but remaining unclaimed by the holders of the debt securities of that series for two years after the date upon which the principal of, and any premium or interest on, the debt securities of such series, as the case may be, shall have become due and payable, shall be repaid to us by the trustee on written demand. Thereafter, the holders of the debt securities of that series may look only to us for payment thereof.

Miscellaneous Provisions

The indenture will provide that certain debt securities, including those debt securities owned by us or any other obligor of the applicable debt securities or any person directly or indirectly controlled by or under direct or indirect common control with us or any other obligor of the applicable debt securities, will not be deemed to be

“outstanding” in determining whether the holders of the requisite principal amount of the outstanding debt securities of a particular series have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the indenture as of any date, or are present at a meeting of holders for quorum purposes, except that, in determining whether the trustee shall be protected in relying on any request, demand, authorization, direction, notice, consent, waiver or other action, only securities that a responsible officer of the trustee has actual knowledge to be so owned shall be so disregarded.

We will be entitled to set any day as a record date for the purpose of determining the identity of holders of debt securities of any series issued under the indenture entitled to vote or consent (or to revoke any vote or consent) to any action under the indenture, in the manner and subject to the limitations provided in the indenture.

Resignation and Removal of a Trustee

The trustee may resign under the indenture at any time by giving written notice thereof to us.

Under certain circumstances, we may remove the trustee and appoint a successor trustee. The trustee may also be removed by act of the holders of a majority in principal amount of the then outstanding debt securities of one or more series issued and outstanding under the indenture.

No resignation or removal of a trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Governing Law

The indenture and any debt securities issued under the indenture, and any claim, controversy or dispute arising under or related to the indenture and the debt securities will be, governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

Unless otherwise indicated in an applicable prospectus supplement, DTC, which we refer to along with its successors in this capacity as the “depositary,” will act as securities depositary for the debt securities. Unless otherwise indicated in an applicable prospectus supplement, each series of debt securities will be issued as fully-registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of each series of the debt securities, will be issued with respect to each series of the debt securities and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the debt securities so long as the debt securities are represented by global security certificates.

Investors may elect to hold interests in the global debt securities through either DTC in the United States or Clearstream Banking S.A. (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and the Euroclear System’s names on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the respective depositaries’ names on the books of DTC. Citibank N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

The information in this section concerning the depositary, its book-entry system, Clearstream and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally-traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

The Euroclear System

The Euroclear System has advised us that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to each series of debt securities held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

Definitive Certificate Form

We will issue debt securities in definitive certificated form in exchange for global securities if:

•	the depositary notifies us that it is unwilling or unable to continue as depositary with respect to the applicable series of debt securities or the depositary ceases to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed by us within 90 days of such notice or of our becoming aware of that failure to be registered;

•	we determine at any time that the applicable series of debt securities will no longer be represented by global security certificates (in which case we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates representing such series of debt securities); or

•	any event shall have occurred and be continuing which, after notice or lapse of time, or both, would constitute an event of default with respect to the applicable series of debt securities, and that exchange is so requested by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under that series of debt securities.

Any global debt security, or portion thereof, that is exchangeable pursuant to the foregoing paragraph will be exchangeable for debt security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all debt securities represented by these certificates for all purposes under the debt securities and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the debt securities represented by these global security certificates registered in their names; and

•	will not be considered to be owners or holders of the global security certificates or any debt securities represented by these certificates for any purpose under the debt securities or the indenture.

All payments on the debt securities represented by the global security certificates and all transfers and deliveries of related debt securities will be made to the depositary or its nominee, as the case may be, as the holder of the debt securities.

Global Security Certificates

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee in any of its capacities will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

Global Clearance and Settlement Procedures

Unless otherwise indicated in an applicable prospectus supplement, initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or the Euroclear System as a result of sales of the debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

DESCRIPTION OF CAPITAL STOCK

We have provided below a summary description of our capital stock. This description does not purport to be complete and is qualified in its entirety by reference to the full text of our amended and restated certificate of incorporation (our “certificate of incorporation”) and amended and restated bylaws (our “bylaws”). You should read the full text of our certificate of incorporation and bylaws, as well as the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

References in this section to “we,” “us” and “our” refer to Citrix Systems, Inc. and not to any of its subsidiaries.

General

Under our certificate of incorporation, we have authority to issue (i) 1,000,000,000 shares of common stock, par value $.001 per share, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share. As of October 31, 2017, we had 150,675,428 shares of common stock outstanding, and no shares of preferred stock issued.

Common Stock

Voting Rights

Holders of common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Holders of common stock do not have cumulative voting rights.

Dividend Rights

Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive, such dividends and distributions, if any, as may be lawfully declared from time to time by our board of directors.

Other Rights

Upon any liquidation, dissolution or winding up of us, whether voluntary or involuntary, holders of common stock will be entitled to receive an equal portion of the net assets available for distribution to stockholders, subject to the rights of the holders of any series of preferred stock.

Listing

Our common stock is authorized for listing on The NASDAQ Global Select Market under the symbol “CTXS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue preferred stock in one or more series and to fix the preferences, limitations and rights of the shares of each series, including:

•	the designation of the series;

•	the number of shares constituting the series;

•	dividend rights;

•	conversion or exchange rights; and

•	the terms of redemption and liquidation preferences.

Anti-Takeover Effects of Provisions of the DGCL, Our Certificate of Incorporation and Bylaws

The DGCL and our certificate of incorporation and bylaws contain provisions that may delay, deter, prevent or render more difficult a takeover attempt that our stockholders might consider to be in their best interests. Even in the absence of a takeover attempt, these provisions may also adversely affect the prevailing market price for our common stock if they are viewed as limiting the liquidity of our common stock or discouraging takeover attempts in the future.

Authorized but Unissued Common and Preferred Stock

The existence of authorized and unissued common and preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell common stock they own at prices higher than prevailing market prices.

Board of Directors

Our certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock, any one or more or all of the directors may be removed without cause only by the holders of at least seventy-five percent (75%) of the shares then entitled to vote at an election of directors. Any one or more or all of the directors may be removed with cause only by the holders of at least a majority of the shares then entitled to vote at an election of directors.

Stockholder Action

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of any series of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable preferred stock designation.

Our certificate of incorporation also provides that, except as required by law and subject to the rights of any holders of preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by the President, the Chairman of the Board of Directors (if any), or a majority of the Board of Directors. No business other than that stated in the notice will be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Requirements for Nominations of Directors or Other Stockholder Proposals

Our bylaws require stockholders seeking to nominate persons for election as directors at an annual or special meeting of stockholders, or to bring other business before an annual meeting (other than a matter brought under Rule 14a-8 under the Exchange Act), to provide timely notice in writing. In the case of an annual meeting, to be timely, a stockholder’s notice must be delivered to our corporate secretary, not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date of the proxy statement mailed to stockholders in connection with the preceding year’s annual meeting. However, if either (i) the annual meeting is called for a date that is more than 30 days before or more than 60 days after that anniversary date or (ii) no proxy statement was mailed to stockholders in connection with the preceding year’s annual meeting, then notice by the stockholder, to be timely, must be received by our corporate secretary not earlier than the close of business on the 90th day prior to such annual meeting, nor later than the close of business on the later of the 60th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. In the case of a special meeting, to be timely, a stockholder’s notice must be delivered to our corporate secretary not earlier than the 90th day prior to such special meeting, nor later than the close of business on the later of the 60th day prior to such special meeting or the close of business on the 10th day following the day on which public announcement of the date of such special meeting is first made and of the nominees proposed by the board of directors to be elected at such meeting.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting and the beneficial owners, if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made (collectively, the “Proposing Persons”), including:

•	the name and address of the stockholder giving the notice and the names and addresses of the other Proposing Persons, if any;

•	information as to the ownership by the Proposing Persons of our capital stock;

•	a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Persons for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of our capital stock;

•	a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominees), pertaining to the nominations or other business proposals and identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposals;

•	a statement whether or not the stockholder giving the notice and/or the other Proposing Persons, if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of our capital stock required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of our capital stock reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder; and

•	such other information as required under our bylaws.

As to each person whom the stockholder proposes to nominate for election as a director, the notice shall include, among other information, the following:

•	all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 4A under the Exchange Act;

•	the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•	a statement whether the person, if elected, intends to tender, promptly following the person’s election or re-election, an irrevocable resignation effective upon the person’s failure to receive the required vote for re-election at the next meeting at which the person would face re-election and upon acceptance of such resignation by the board of directors, in accordance with the Corporation’s Corporate Governance Guidelines.

As to any other business that the stockholder proposes to bring before the meeting, the notice shall include, among other information, the following:

•	a brief description of the business desired to be brought before the meeting;

•	the reasons for conducting such business at the meeting; and

•	any material interest in such business of the Proposing Person.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of another forum, the Court of Chancery of the State of Delaware shall be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or employee to us or our stockholders, (iii) any action asserting a claim pursuant to the DGCL, our certificate of incorporation or our bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ bylaws and certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable in such action.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under our certificate of incorporation and the DGCL as it now reads, such limitation of liability is not permitted:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of us, or is or was serving, or has agreed to serve, at our request as a director, officer or trustee of, or in similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, will be indemnified by us against all expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on behalf of such person in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of our certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions will in any way diminish or affect the rights of any director or officer of us under our certificate of incorporation in respect of any occurrence or matter arising prior to any such repeal or modification. Our certificate of incorporation also specifically authorizes us to grant indemnification rights to our other employees or agents or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth above. Additionally, our certificate of incorporation authorizes us to maintain insurance on behalf of any person who is an officer, director, employee or agent of us or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Delaware Business Combination Statute

Our certificate of incorporation does not exempt us from the application of Section 203 of the DGCL.

Section 203 of the DGCL provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation from the corporation, with the corporation for a three-year period following the time that such stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203 of the DGCL, an interested stockholder is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of a class of our preferred stock, as described in any applicable prospectus supplement. Preferred stock of each series of each class represented by depositary shares will be deposited under a separate deposit agreement among us, the preferred stock depositary named in the deposit agreement and the holders from time to time of our depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of our preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of the preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts.

The description in any applicable prospectus supplement will not necessarily be complete, and reference will be made to the relevant deposit agreement and depositary receipts, which will be filed with the SEC. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock or preferred stock. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in any applicable prospectus supplement.

An applicable prospectus supplement relating to any warrants we are offering will describe the specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock or preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

The description in an applicable prospectus supplement will not necessarily be complete, and reference will be made to the relevant warrant agreements, which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock or preferred stock at a future date or dates (the “Stock Purchase Contracts”). The price per share of shares of our common stock or preferred stock and number of shares of our common stock or preferred stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our debt securities or debt obligations of third parties, securing the holders’ obligations to purchase the shares of our common stock or preferred stock under the Stock Purchase Contracts, which we refer to in this prospectus as “Stock Purchase Units.” The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa and such payments may be unsecured or prefunded on some basis.

An applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in any applicable prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material United States federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in an applicable prospectus supplement.

PLAN OF DISTRIBUTION

We or, if applicable, a selling securityholder, may sell the offered securities inside and outside the United States from time to time (a) through underwriters or dealers, (b) directly to one or more purchasers, including our affiliates, (c) through agents, or (d) through a combination of any of these methods. An applicable prospectus supplement will describe the terms of the offering of the applicable securities and the method of distribution of those securities, including the following information, if applicable:

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

General

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in an applicable prospectus supplement.

Sale Through Underwriters or Dealers

If we use underwriters in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale.

We may offer the securities to which this prospectus relates to the public through an underwriting syndicate or through a single underwriter.

Unless any applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless an applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

If we use dealers in a sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in an applicable prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In an applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in an applicable prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in an applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in an applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in an applicable prospectus supplement. An applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Indemnification

We may have agreements with agents, underwriters, dealers and remarketing firms and each of their respective affiliates to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

Unless any applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to apply to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in those securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the offered securities will have a liquid trading market.

In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates, which may include short sales of the securities by counterparties or option, forward or other types of transactions that require delivery of securities to a counterparty, who may resell or transfer the securities offered under this prospectus.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Any such underwriters and distribution participants may be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market- making activities with respect to the securities.

Selling Securityholder

A selling securityholder may use this prospectus in connection with the offering of our securities for resale. An applicable prospectus supplement will identify the selling securityholder and the terms of the securities offered for resale. A selling securityholder may be deemed to be an underwriter in connection with the securities it resells and any profits on the resales may be deemed to be underwriting discounts and commissions under the Securities Act. A selling securityholder will receive all the proceeds, and we will not receive any proceeds, from resales by that selling securityholder.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements of Citrix Systems, Inc. for the year ended December 31, 2016 (including the schedule appearing therein) appearing in Citrix Systems, Inc.’s Current Report on Form 8-K, and the effectiveness of Citrix Systems, Inc.’s internal control over financial reporting as of December 31, 2016 appearing in Citrix Systems, Inc.’s Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Citrix Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$

    % Senior Notes due 20

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Goldman Sachs & Co. LLC

Citigroup	Deutsche Bank Securities	J.P. Morgan

            , 2017